EXHIBIT 12
                          MINN DAK FARMERS COOPERATIVE
              COMPUTATION OF RATIO OF NET PROCEEDS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                   Year Ended August 31,
                                          ------------------------------------------
                                           1997     1996     1995     1994     1993
Earnings:
Net proceeds before income taxes
  from continuing operations              74,239   56,872   75,422   33,643   70,609
Fixed charges, excluding capitalized
  interest, see below                      4,316    2,898    2,973    1,557    1,588
Amortization of capitalized interest          55       18       18       18       18
                                          ------   ------   ------   ------   ------

     Net Proceeds                         78,610   59,788   78,413   35,218   72,215
                                          ======   ======   ======   ======   ======


Fixed Charges:
Interest Expense                           4,316    2,898    2,973    1,557    1,588
Interest factor included in rentals (1)     --       --       --       --       --
                                          ------   ------   ------   ------   ------

Fixed charges, excluding capitalized
  interest                                 4,316    2,898    2,973    1,557    1,588
     Interest capitalized                    954      669     --       --       --
                                          ------   ------   ------   ------   ------

Fixed charges                              5,270    3,567    2,973    1,557    1,588
                                          ======   ======   ======   ======   ======

Ratio of net proceeds to fixed charges     14.92    16.76    26.38    22.62    45.48
                                          ======   ======   ======   ======   ======


(1) The company does lease certain items, such as office equipment. Due to the proportionately small amounts involved, interest on such lease payments has not been included in the total of the company's fixed charges of the calculation of this ratio.